EXHIBIT 99.1
LSB Bancshares Reports 2nd Quarter Financial Results
LEXINGTON, N.C., July 15, 2005 — LSB Bancshares, Inc. (Nasdaq: LXBK), parent company of Lexington State Bank, reported net income in the second quarter of 2005 of $2,430,000, or $0.28 per diluted share, compared to $2,236,000, or $0.26 per diluted share, in the second quarter of 2004.
The increase in earnings was primarily due to higher net interest income, which was favorably impacted by strong growth in average earning assets and a modest recovery in the net interest margin. Net interest income increased 15% to $11,051,000 in the second quarter of 2005 from $9,647,000 in the year-ago period, and more than offset a higher provision for loan losses, which was $1,060,000 in 2005’s second quarter, versus $781,000 in the second quarter of 2004. Noninterest income in the second quarter of 2005 was $3,481,000, versus $3,889,000 in 2004’s second quarter, though part of the decline was due to a $292,000 nonrecurring gain on the sale of real estate in the 2004 figures. Noninterest expense increased 4% to $9,808,000 in the second quarter of 2005 from $9,468,000 in 2004’s second quarter.
For the six months ended June 30, 2005, net income was $4,662,000, or $0.54 per diluted share, compared to $4,389,000, or $0.51 per diluted share, in the first half of 2004. Net interest income increased 12% to $21,404,000 in the six months ended June 30, 2005 versus $19,081,000 in the year-ago period. Noninterest income for the first six months of 2005 was $6,743,000, versus $7,245,000 in the first six months of 2004, while noninterest expense increased 5% to $19,571,000 from $18,572,000 over the same respective periods. The provision for loan losses increased approximately 24% to $1,599,000 for the first half of 2005.
As of June 30, 2005, total assets were approximately $989 million, an increase of 10% from the year-ago level, while deposits at that date were $790 million, reflecting growth of 11% from June 30, 2004. Net loans were $759 million at June 30, 2005, an increase of 12% from the amount at June 30, 2004. The allowance for loan losses at the end of 2005’s second quarter was $8.5 million or 1.10% of loans. Shareholders’ equity totaled $91.1 million, and represented an equity-to-assets ratio of 9.2%.
Nonperforming assets, which includes nonaccrual loans, accruing loans more than 90 days past due, other real estate owned and renegotiated debt, totaled $7.7 million at June 30, 2005, as compared to $6.0 million at June 30, 2004. Substantially all of the increase resulted from a loan to a long-term customer of the Bank, secured by condominiums in a coastal community. Upon default by the customer, during the second quarter the Bank acquired the condominiums, by means of a deed-in-lieu of foreclosure, and booked this asset in other real estate owned in the amount of $3.0 million.
Since acquiring the condominiums, the Bank has learned that some of the condominiums were damaged by water intrusion problems resulting from construction and design defects and storm damage. With the help of appropriate experts, the Bank is aggressively and thoroughly evaluating the extent and cause of the water intrusion problems, the repairs that will be required to keep the problems from recurring, the parties responsible for the problems and possible remedies available to the Bank. At this time, it is not possible to determine the extent of additional loss that will be incurred by the Bank.
Commenting on the results, LSB Bancshares Chairman, President and CEO Robert F. Lowe stated, “One of the areas we have been most pleased with has been the acceleration in the growth of our balance sheet. Our total assets have nearly exceeded the $1 billion milestone, which reflects that many of our strategic growth initiatives are succeeding. The strong balance sheet growth has fueled an acceleration in net interest income growth, and cost saving initiatives, such as our Lexington branch consolidation, has allowed much of this increase in net interest income to flow through to the bottom line.”
LSB Bancshares recently declared a quarterly dividend of $0.17 per share, which will be paid July 15, 2005 to shareholders of record as of July 1, 2005. This level of dividend represents a 6% increase from the level at the year-ago date.
Lexington State Bank, which opened on July 5, 1949, is a community bank based in the Piedmont region of North Carolina. The Bank owns two subsidiaries: LSB Investment Services, Inc., which offers non-deposit, non-insured investment alternatives such as mutual funds and annuities; and Peoples Finance Co. of Lexington, Inc., which offers small loans and dealer financing.
Common stock of the bank’s parent company, LSB Bancshares, Inc., is traded on the National Market and is quoted electronically under the NASDAQ symbol LXBK. The LSB website, which links online banking users to LSB By Net, is www.lsbnc.com.
Market makers include: Davenport & Company LLC; Friedman Billings Ramsey & Co.; FTN Midwest Research Secs.; Goldman, Sachs & Co.; Keefe, Bruyette & Woods, Inc.; Morgan Keegan & Co., Inc.; Morgan Stanley & Co., Inc.; Moors & Cabot, Inc.; The Robinson Humphrey Co.; Sandler O’Neill & Partners, and Schwab Capital Markets.
NOTE: For more information, please contact Monty J. Oliver, EVP & Chief Financial Officer @ 336-242-6207 or 336-248-6500 or 1-800-876-6505, ext. 207
This news release contains forward-looking statements as defined by federal securities laws. These statements may address issues that involve significant risks, uncertainties, estimates and assumptions made by management. Actual results could differ materially from current projections. Please refer to LSB’s filings with the Securities and Exchange Commission for a summary of important factors that could affect LSB’s forward-looking statements. LSB undertakes no obligation to revise these statements following the date of the news release.

LSB Bancshares Inc.
Consolidated Balance Sheets
(In thousands)

	June 30
	2005	2004
Assets
Cash and Due from Banks	$44,327	$46,522
Interest-Bearing Bank Balances	1,920	1,723
Federal Funds Sold	17,390	18,768
Investment Securities:
Held to Maturity, at Amortized Cost	29,392	30,740
Available for Sale, at Market Value	102,369	93,422
Loans	767,281	687,736
Less, Allowance for Loan Losses	(8,466)	(8,112)

Net Loans	758,815	679,624
Premises and Equipment	17,922	16,884
Other Assets	17,192	12,392

Total Assets	989,327	900,075

Liabilities
Deposits:
Demand	123,573	89,699
Savings, N.O.W. and Money Market Accounts	395,473	414,263
Certificates of Deposit of less than $100,000	138,587	119,549
Certificates of Deposit of $100,000 or more	132,554	91,519

Total Deposits	790,187	715,030
Securities Sold Under Agreements to Repurchase	964	1,134
Borrowings from the Federal Home Loan Bank	101,000	90,000
Other Liabilities	6,073	4,642

Total Liabilities	898,224	810,806

Shareholders’ Equity
Preferred Stock, Par Value $.01 Per Share:
Authorized 10,000,000 shares; None Issued	—	—
Common Stock, Par Value $5 Per Share:
Authorized 50,000,000 Shares; Issued 8,547,988 Shares in 2005 and 8,579,468 Shares in 2004	42,740	42,897
Paid-In Capital	9,750	10,397
Directors’ Deferred Plan	(1,286)	(1,174)
Retained Earnings	40,346	37,349
Accumulated Other Comprehensive Income	(447)	(200)

Total Shareholders’ Equity	91,103	89,269

Total Liabilities and Shareholders’ Equity	$989,327	$900,075

Memorandum: Standby Letters of Credit	$5,380	$5,366

LSB Bancshares Inc.
Consolidated Statements of Income
(In thousands, except share data)

	Three Months Ended		Six Months Ended
	June 30		June 30
	2005	2004	2005	2004
Interest Income
Interest and Fees on Loans	$13,509	$10,848	$25,799	$21,442
Interest on Investment Securities:
Taxable	879	771	1,756	1,591
Tax Exempt	368	372	714	754
Interest-Bearing Bank Balances	105	37	193	86
Federal Funds Sold	100	39	181	85

Total Interest Income	14,961	12,067	28,643	23,958

Interest Expense
Deposits	2,946	1,597	5,322	3,242
Securities Sold Under Agreements to Repurchase and Federal Funds Purchased	1	2	5	5
Borrowings from the Federal Home Loan Bank	963	821	1,912	1,630

Total Interest Expense	3,910	2,420	7,239	4,877

Net Interest Income	11,051	9,647	21,404	19,081
Provision for Loan Losses	1,060	781	1,599	1,292

Net Interest Income After Provision for Loan Losses	9,991	8,866	19,805	17,789

Noninterest Income
Service Charges on Deposit Accounts	1,700	1,835	3,253	3,506
Gains on Sales of Mortgages	146	147	278	257
Other Operating Income	1,635	1,907	3,212	3,482

Total Noninterest Income	3,481	3,889	6,743	7,245

Noninterest Expense
Personnel Expense	5,352	4,962	10,686	10,109
Occupancy Expense	456	420	920	880
Equipment Depreciation and Maintenance	576	554	1,167	1,093
Other Operating Expense	3,424	3,532	6,798	6,490

Total Noninterest Expense	9,808	9,468	19,571	18,572

Income Before Income Taxes	3,664	3,287	6,977	6,462
Income Taxes	1,234	1,051	2,315	2,073

Net Income	$2,430	$2,236	$4,662	$4,389

Earnings Per Share
Basic	$0.28	$0.26	$0.54	$0.51
Diluted	$0.28	$0.26	$0.54	$0.51

Weighted Average Shares Outstanding
Basic	8,559,262	8,587,482	8,570,943	8,570,431
Diluted	8,593,894	8,623,383	8,610,089	8,624,437

LSB Bancshares, Inc.
Financial Highlights
(In thousands, except ratios)

	Three Months Ended June 30
	2005	2004	Change
Financial Ratios:
Return on average assets	1.01%	1.00%	1	BP
Return on average shareholders’ equity	10.65%	9.76%	89
Net Interest Margin (FTE)	4.88%	4.80%	8

Average Balances:
Loans	$757,637	$688,551	10.0%
Earning assets	901,955	823,063	9.6
Total assets	963,300	884,631	8.9
Interest-bearing deposits	658,491	622,578	5.8
Total deposits	771,273	711,221	8.4

Allowance for loan losses:
Beginning balance	$8,145	$8,224	(1.0)%
Provision for loan losses	1,060	781	35.7
Loans charged off	(896)	(1,122)	(20.1)
Recoveries	157	229	(31.4)

Ending balance	8,466	8,112	4.4

	Six Months Ended June 30
	2005		2004		Change
Financial Ratios:
Return on average assets	0.99%		1.01%		(2	)BP
Return on average shareholders’ equity	10.27%		9.80%		47
Net Interest Margin (FTE)	4.93%		4.76%		17

Average Balances:
Loans	$742,435		$679,186		9.3%
Earning assets	887,818		820,800		8.2
Total assets	947,742		877,139		8.0
Interest-bearing deposits	652,954		622,148		5.0
Total deposits	755,628		706,842		6.9

Allowance for loan losses:
Beginning balance	$7,962		$7,846		1.5%
Provision for loan losses	1,599		1,292		23.8
Loans charged off	(1,342)		(1,564)		(14.2)
Recoveries	247		538		(54.1)

Ending balance	8,466		8,112		4.4

Nonperforming assets
Nonperforming Loans:
Past due 90 days or more	$2,037		$2,052		(0.7)%
Nonaccrual loans	584		1,632		(64.2)
Restructured loans	789		1,000		(21.1)

Total nonperforming loans	3,410		4,684		(27.2)
Other real estate	4,274		1,300		228.8

Total nonperforming assets	7,684		5,984		28.4

Asset Quality Ratios
Nonperforming loans to total loans	0.44%		0.87%		(43	)BP
Nonperforming loans to total assets	0.34%		0.66%		(32)
Allowance for loan losses to total loans	1.10%		1.18%		(8)
Net charge-offs to average loans	0.15%		0.15%		—
Allowance for loan losses to nonperforming loans	2.48	X	1.73	X

BP	— Denotes Basis Points